UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
FORM 8-K
________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2019
________________________________________________________
Element Solutions Inc
_______________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Centrepark Boulevard Suite 210 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   (561) 207-9600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Accounting Officer
Effective March 22, 2019, Michael Russnok, previously Vice President, Corporate Controller, was appointed Chief Accounting Officer ("CAO") of Element Solutions Inc ("Element Solutions" or the "Company"). In this new role, Mr. Russnok will be the principal accounting officer of Element Solutions.
Mr. Russnok, age 43, has served as Vice President, Corporate Controller of Element Solutions since joining the Company in March 2017. Prior to joining Element Solutions, Mr. Russnok worked for Avon Products, Inc. ("Avon") from 2012 to 2017 where he served as Vice President, Corporate Controller after initially joining as Assistant Controller.  Prior to joining Avon, he held several positions of increasing responsibility at Pitney Bowes Inc. and Thomson Reuters Corporation after spending several years with PricewaterhouseCoopers LLP as an auditor.  Mr. Russnok is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Syracuse University.
There is no arrangement or understanding between Mr. Russnok and any other person pursuant to which he was appointed as CAO. There has been no transaction, or proposed transaction, since January 1, 2018, to which Mr. Russnok or any member of his immediate family had or is to have a direct or indirect material interest or any other related transaction with Element Solutions within the meaning of Item 404(a) of Regulation S-K. There are no family relationships between Mr. Russnok and any of the Company's directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.
Severance Arrangements with Former Chief Financial Officer
On March 12, 2019, Element Solutions announced that John P. Connolly, the Company’s Chief Financial Officer, had resigned from the Company. In connection with Mr. Connolly’s resignation, the Company and Mr. Connolly have entered into a letter agreement and release (the "Letter Agreement") pursuant to which Mr. Connolly agreed to a customary release and restrictive covenants. The Letter Agreement becomes effective after a seven day revocation period expiring on Friday, March 29, 2019, after which, if the Letter Agreement has not been revoked, Mr. Connolly will be entitled to receive, among other things: (i) severance payments in regular payroll payments over a period of 12 months (the "Severance Period") at his base salary in effect at the time of the resignation, less applicable withholdings, deductions and offsets, if any, which is the amount Mr. Connolly would have been entitled to receive under his Letter Agreement, dated as of July 11, 2016 (the "Offer Letter"), if the separation of his employment had been due to the termination by the Company without Cause (as defined in the Offer Letter); (ii) continuation of coverage under the Company’s medical and dental insurance plans at rates applicable to active employees until the earliest to occur of (x) the end of the Severance Period, (y) the date on which Mr. Connolly is eligible for Medicare, and (z) the date on which Mr. Connolly becomes eligible for coverage of a new employer; (iii) payment of the previously earned annual incentive cash bonus for 2018 to which Mr. Connolly was otherwise entitled pursuant to the Company's 2018 incentive compensation program; (iv) a payment equal to $150,000, less applicable withholdings, deductions and offsets, in lieu of any portion of an annual incentive cash bonus Mr. Connolly would otherwise have received for 2019 pursuant to the Company’s 2019 incentive compensation program; and (v) the vesting of a pro-rated number of the time-based restricted stock units ("RSUs") granted to Mr. Connolly in 2017 and 2018 and a pro-rated number of the performance-based restricted stock units granted to Mr. Connolly in 2017 and 2018, assuming a performance achievement level at target, in each case based on the portion of the applicable three-year performance period during which Mr. Connolly was employed by the Company. Mr. Connolly's RSUs granted in 2016 were not vested but were allowed to remain outstanding and eligible to vest, if at all, according to their original vesting schedule.
A copy of the Letter Agreement is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference. The foregoing summary of the Letter Agreement is not intended to be complete and is qualified in its entirety by reference to the text of the Letter Agreement.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
The following exhibits are filed herewith:

Exhibit Number	Exhibit Title
10.1
Letter Agreement dated July 11, 2016, by and between Element Solutions (fka Platform Specialty Products Corporation) and John P. Connolly (filed as Exhibit 10.6 to Element Solutions' Quarterly Report on Form 10-Q filed on May 9, 2017, and incorporated herein by reference)

10.2	Letter Agreement dated March 22, 2019, by and between Element Solutions and John P. Connolly

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEMENT SOLUTIONS INC
(Registrant)
March 28, 2019	/s/ John E. Capps
(Date)	John E. Capps
Executive Vice President, General Counsel and Secretary